CONSULTING AGREEMENT

         This consulting agreement (the "Agreement") is made and entered into as of the 23rd day of November, 1999 (the "Effective Date"), by and between MBO, Inc., a South Carolina Corporation ("MBO") and Save On Energy, Inc. a Georgia Corporation ("SAVE" or the "Company"), for the purpose of defining and acknowledging the terms of this Agreement.

         In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Exclusivity. The Company hereby engages MBO on an exclusive basis for the term specified in Paragraph 2 hereof to render services to the Company as its corporate finance consultant, financial advisor and consulting adviser upon the terms and conditions set forth herein.

2. Term and Termination. This Agreement shall be effective for a period of one year (the "Initial Term"), commencing upon the Effective Date of this Agreement and may be extended as the parties shall mutually agree in writing (the "Term"), subject to the establishment of arrangements for additional compensation and other appropriate terms for such extension. Beginning 90 days after the Effective Date of this Agreement, either party may terminate MBO's engagement hereunder at any time by giving the other party at least 60 days prior written notice, subject to the provisions of Paragraph 4 through 18, all of which shall survive any termination of this Agreement. MBO may terminate this Agreement immediately for a breach of paragraph 5, 6, or 7 or upon any material breach of this Agreement.

3. Services to be Provided. During the Term of this Agreement, MBO shall provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, provided that MBO shall not be required to undertake duties not reasonably within the scope of the financial advisory and/or consulting services contemplated by this Agreement. Michael B. Orr will personally provide this consulting advice. It is understood and acknowledged by the parties that the value of MBO advice is not readily quantifiable, and that MBO shall be obligated to render advice upon the request of the Company, in good faith, but shall not be obligated to spend any specific amount of time in so doing. MBO's duties may include, but will not necessarily be limited to, providing recommendations and assisting in the following:

     (a) Preparing a business plan and detailed financial objections, including the formation of the key strategies that will drive the business. Preparation of this plan is understood to be dependent upon the input of management and will be based on readily available external information.

     (b)  Rendering advice with regard to internal operations, including:

          i. the formation of corporate goals and strategies and their implementation; and
          ii.  determining the corporate organization structure and personnel.

     (c) Preparing a marketing plan and creating the structure for its execution, including:

          i. performing the duties of the Company's chief marketing officer on an interim basis;
          ii. overseeing the development and production the necessary marketing tools, such as brochures;


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          iii. supervising the activities of the Company's distributors and sales agents;
          iv. directing the activities of public relations and/or advertising agencies that the Company may engage; and
          v. assisting the overall execution of the marketing component of the plan.

     (d) Assisting the Company in preparing the filings and taking the actions necessary to become a "Reporting Company";

     (e) Rendering advice and providing assistance in connection with the preparation of interim and annual financial reports;

     (f) Rendering advice with regard to the following corporate finance matters:

          i.   structuring and changes in the capitalization of the Company;
          ii.  changes in the Company's corporate structure;
          iii. redistribution of shareholdings of the Company's stock;
          iv.  sales of securities in private transactions;
          v. the Company's financial structure and its divisions or subsidiaries;
          vi. securing, when and if necessary and possible, additional financing through banks and/or insurance companies; vii. alternative uses of corporate assets; and viii. structure and use of debt.

     (g) Rendering advice or assistance with regard to any of the following merger or acquisition activities:

          i.   the acquisition and/or merger of or with other companies;
          ii.  divestiture or any other similar transaction; and
          iii. the sale of the Company itself (or any significant percentage, assets, subsidiaries or affiliates thereof); and

     (h) Rendering advice and/or assistance with regard to any of the following capital raising activities:

          i. bank financing or any other financing from financial institutions or individuals (including but not limited to revolving credit facilities, lines of credits, term loans, rediscounted credit facilities, senior and junior loans, whether collateralized or unsecured, etc.);
          ii.  assist in preparing the Private Placement Memorandum;
          iii. assist in identifying a placement agent for the Company's securities; and
          iv. assist in identifying an underwriter in any public offering of the Company's securities.

4. Compensation. In consideration for the services rendered by MBO to the Company pursuant to this Agreement (and in addition to the expense reimbursements provided for in Paragraph 6 hereof), the Company shall compensate MBO as follows:

     (a) Initial Retainer. The Company shall pay MBO an initial non-refundable fee in the amount of Ten Thousand Dollars ($10,000) upon its receipt of the first $250,000 in funding.

     (b) Business Plan Preparation. The Company shall pay MBO a further fee in the amount of Fifteen Thousand Dollars ($15,000) upon completion of the business plan and financial


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          model. MBO agrees to defer this payment until a cumulative total of
          Five Hundred Thousand dollars ($500,000) has been raised for and received by the Company.

     (c) Additional Compensation. The Company will pay MBO a further fee of ten percent (10%) of all equity money that the Company receives as a result of our efforts, including debt instruments that carry a provision for conversion into equity. Payment of this fee is due immediately upon receipt of cleared funds at the Company's bank.

     (d) Initial Warrants. The Company shall issue to MBO and/or its designees, subject to MBO completing certain specified activities, Warrants to purchase Two Hundred Fifty Thousand (250,000) shares of the Company's common stock at Seventy-five cents ($0.75) per share in accordance with the following schedule:

               100,000 Warrants upon receipt of $250,000 raised by MBO, and

               50,000 Warrants upon completion of the Business Plan and Financial Model, and

               50,000 Warrants upon the receipt of cumulative funds of $500,000, and

               50,000 Warrants upon receipt of a total of $750,000.

          All Warrants issued to MBO shall expire three (3) years from the date of issuance and shall have "piggy back" and demand registration rights and anti-dilution provisions as are normal and customary.

     (e) Monthly Retainer. The Company shall pay MBO a monthly consulting fee of five thousand dollars ($5,000) per month during the term of this Agreement, the first payment of which shall be due January 1, 2000. MBO agrees to defer each month's retainer until the first receipt of funding above $250,000 for the Company.

     (f) Merger and Acquisition Fee. If any Transaction (as hereinafter defined) is consummated during the Term of this Agreement with any parties, when such party has been introduced directly or indirectly by MBO during the Term hereof, the Company shall pay at the closing of each such Transaction a cash fee equal to the sum of:

          i. five percent (5%) of the first five million dollars of the Aggregate Consideration (as herein after defined) of a Transaction, plus

          ii. four percent (4%) of the second five million dollars of the Aggregate Consideration of a Transaction, plus

          iii. three percent (3%) of the third five million dollars of the Aggregate Consideration of a Transaction, and plus

          iv. two percent (2%) of the Aggregate Consideration over fifteen million dollars.

          v. In no event, however, shall the fee provided for within this subparagraph be less than $25,000.

          vi.  Aggregate Consideration is defined and computed as follows:

               1) The total sale proceeds and other consideration received (which shall be deemed to include amounts paid into escrow) by the Company and/or its shareholders or by a target and/or its shareholders upon the consummation of the Transaction (including payments made in installments), inclusive of cash, securities, notes, consulting agreements and agreements not to compete, plus the total value of liabilities assumed.


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               2)   If a portion of such consideration includes contingency
                    payments (whether or not related to future earnings or operations), Aggregate Consideration will include 75% of the face value of such payments without regard to whether the conditions for the payment of such contingent amounts have been or may be satisfied.

               3) If the Aggregate Consideration for the Transaction consists in whole or in part of securities, for the purposes of calculating the amount of Aggregate Consideration, the value of such securities will be the value thereof on the day preceding the consummation of the Transaction as the Company and MBO agree; provided, however, that in the case of securities for which there is a public trading market, the value will be determined by the average last sales price for such securities for the last twenty (20) days prior to such consummation as determined by MBO and communicated by MBO to the Company. If there is no public trading market for such securities but securities have been sold in a private placement within the past 24 months, the fair market value shall be based upon the gross sales price in the last such private placement. For other property received or receivable as a part of the Aggregate Consideration and the parties are unable to agree, then each of MBO and the Company will select an investment banking firm respected in the merger and acquisition field to determine a value and the midpoint between the two values established by the two independent experts will be the fair market value for the purpose hereof.

          vii. For the purposes of this Agreement, any of the following events shall constitute a "Transaction":

               1) The sale, outside of the ordinary course of business, of the Company or a majority of its assets, securities, or business by means of a merger, consolidation, joint venture, exchange offer or purchase or sale of stock or assets, or any transaction resulting in any change of control of the Company or its assets or business; or

               2) The purchase by the Company, outside of the ordinary course of business, of another company or a majority of its assets, securities or business by means of a merger, consolidation, joint venture, exchange offer or purchase or sale of stock or assets.

     (g) Third-Party Debt Placements. In the event MBO is involved in originating a debt facility, inclusive of revolving credit facilities, lines of credits, term loans, rediscounted credit facilities, senior and junior loans, whether collateralized or unsecured, etc., (the "Credit Facility") with a bank or other institutional lender (the "Lending Source"), the Company will pay MBO a fee of two percent (2%) of the maximum amount of the Credit Facility. In the event MBO is involved in arranging an increase in a Credit Facility, the Company will pay MBO a fee of two percent (2%) of the increase from the maximum amount of the existing Credit Facility to the maximum amount of the new Credit Facility. In no event, however, shall the fee provided for within this subparagraph be less than $25,000.

     (h) Strategic Alliances and Partnerships. In the event MBO introduces the Company to a joint venture partner or customer and sales develop as a result of the introduction, the Company agrees to pay a "Commission" of two percent (2%) of total sales generated directly from this introduction during the first three (3) years following the date of the first sale. Total sales shall mean cash receipts less any applicable funds, returns, allowances, credits and

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          shipping charges and monies paid by the Company by way of settlement or judgment arising out of claims made or threatened against the Company. Commission payments shall be paid on the 15th day of each month following the receipt of customers' payment. In the event any adjustments are made to the total sales after the commission has been paid, the Company shall be entitled to an appropriate refund or credit against future payments due under this Agreement.

5. Payment of Fees. All fees to be paid pursuant to this Agreement are due and payable to MBO in cash at the closing or closings of any transaction as specified in Paragraph 4 hereof or within 10 days upon presentation of invoices as specified elsewhere.

6. Expense Reimbursement. In addition to the compensation payable hereunder, and regardless of whether any transaction set forth in Paragraphs 3 or 4 hereof is proposed or consummated, the Company shall reimburse MBO for all travel and out-of-pocket expenses incurred in connection with the services performed by MBO pursuant to this Agreement, including without limitation, hotel, food and associated expenses, telephone calls and legal expenses. Any travel or other reimbursable expenses in excess of $500 per month shall be approved in advance by the Company.

7. Payment Terms. Invoices for consulting fees, other fees and expense reimbursement are due and payable immediately upon presentation. Unpaid invoices will accrue interest at the rate of one percent (1.0%) per month or part thereof.

8. Continuing Obligation. In the event that this Agreement shall not be renewed or if terminated for any reason notwithstanding any such renewal or termination, MBO shall be entitled to a full fee as provided under Paragraph 4 hereof, for any transaction for which the discussions were initiated during the Term of this Agreement and which is consummated within a period of twelve (12) months after non-renewal or termination of this Agreement.

9. Confidentiality. The Company acknowledges that all opinions and advice (written or oral) given by MBO to the Company in connection with MBO's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of MBO to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the company make any public references to MBO, or use MBO's name in any annual reports or any other reports or releases of the Company without MBO's prior written consent.

10. Independent Contractors. The Company acknowledges that MBO is in the business of providing consulting and financial services advice to others. Nothing herein contained shall be construed to limit or restrict MBO in conducting such business with respect to others, or in rendering such advice to others. MBO, and specifically Michael B. Orr, shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that MBO shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company from time to time.

11. Reliance. The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, MBO will use and rely on data, material and other information furnished to MBO by the Company. The Company acknowledges and agrees that in performing its services under this engagement, MBO may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.


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12.  Notices. Any notice or communication permitted or required hereunder shall be in writing and shall receipt requested, or (ii) by facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

         If to the Company, to:     Save On Energy, Inc.
                                    Airport Industrial Center, Suite 210
                                    4851 Georgia Highway 85
                                    Forest Park, Georgia 30297
                                    Telephone:        404-765-0131
                                    Facsimile:        404-765-0171
                                    Attention:        Robbie E. Davis
                                    Its:              President

         If to MBO, to:             MBO, Inc.
                                    22 Quail Hill Drive
                                    Greenville, South Carolina 29607
                                    Telephone:        864-458-9620
                                    Facsimile:        864-458-9795
                                    Attention:        Michael B. Orr
                                    Its:              President

13. Indemnification. MBO and the Company have entered into a separate letter agreement dated the date hereof (the "Indemnity Letter"), providing for the indemnification of MBO by the Company and for the indemnification of the Company by MBO in connection with MBO's engagement hereunder.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

15. Assignability and Modification. This Agreement is not assignable and cannot be modified or changed, nor can any of its provisions be waived, except by the mutual agreement in writing of all parties.

16. Governing Law. This Agreement shall be governed by the laws of the State of Georgia.

17. Severability. Each paragraph, term or provision of this Agreement shall be considered severable and if, for any reason, any paragraph, term or provision is determined to be invalid or contrary to any existing or future law or regulation, such will not impair the operation, or effect the remaining portions, or this Agreement.

18. Dispute Resolution. The parties shall attempt amicably to resolve disagreements by negotiating with each other. In the event that the matter is not amicably resolved through negotiation, any controversy, dispute or disagreement arising out of or relating to this Agreement (a "Controversy") shall be submitted to a nationally recognized arbitration association, such as the American Arbitration Association, for final binding arbitration, which shall be conducted by a single arbitrator (the "Arbitrator") in Atlanta, Georgia, pursuant to Arbitration Rules of the American Arbitration Association (the "Rules"). Notwithstanding anything to the contrary contained in the Rules, the Arbitrator shall not award consequential, exemplary, incidental, punitive or special damages.

If any party shall desire relief of any nature whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time, but


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in no event more than one (1) year after the facts underlying said Controversy first arise or become known to the party seeking relief (whichever is later). The failure of such party to institute such proceedings within said period shall be deemed a full waiver of any claim for such relief. Arbitrator may award the prevailing party its costs for the arbitration proceeding, including its reasonable attorneys' fees and costs. The parties agree that the decision and award of the Arbitrator shall be taken, but that such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought. Any equitable relief awarded under this paragraph shall be dissolved upon issuance of the Arbitrator's decision and order.

The parties hereto hereby consent to the jurisdiction of the federal courts or the state courts located in Atlanta, Georgia for any proceedings under this paragraph.

                                                     Save On Energy, Inc.


                                                     By:  /s/ Robby E. Davis
                                                          ------------------
                                                              Robby E. Davis
                                                     Its:     President


MBO, Inc.


By:  /s/ Michael B. Orr
     ------------------
         Michael B. Orr
Its:     President


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